UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2010

CAMELOT ENTERTAINMENT GROUP INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-3078	52-2195605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

8001 Irvine Center Drive Suite 400 Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(949) 754 3030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 26, 2010, Camelot Entertainment Group, Inc. (the “Company”), entered into an updated Definitive Agreement (the “Agreement”) with The Atwell Group, including Robert P. Atwell, the Company’s Chairman, Founder, President and Chief Executive Officer, and additional companies owned by Mr. Atwell that comprise The Atwell Group (“TAG”). The Agreement amends and restates all previous agreements and understandings between TAG and the Company. The general terms and conditions of the Agreement were approved by the Board of Directors on January 6, 2010 and the executed Agreement as attached hereto was ratified by the Board of Directors on April 26, 2010.  The Agreement is through December 31, 2017 (the “Term”). Pursuant to the Agreement, TAG will receive twenty per cent (20%) of the Company’s outstanding $.0001 par value common stock  (“Shares”) on a non-dilutive basis from time to time for providing funding and services as described in the agreements to provide the Company with funding and to pay expenses on behalf of the Company from time to time as necessary. TAG will continue to provide the funding until such time as the Company has enough funds in its accounts to fund all of its operations for a period of at least five (5) years, including having the ability to meet all of its obligations, including, but not limited to, executive salaries, payroll, office rent, legal and accounting fees, regulatory filing costs, transfer agent costs, travel, web expenses, phones, internet, debt service and all other operational expenses as determined by the Board of Directors.

TAG shall also receive a bonus of $500,000 as additional consideration for TAG’s original funding of the Company prior to January 6, 2010 and for funding its predecessor and first subsidiary, Camelot Films, Inc. prior to March 19, 2003. In addition, the Company shall pay all tax liabilities of TAG upon presentation of said liabilities to the Company by TAG subsequent to January 6, 2010. Camelot shall pay certain debts and expenses incurred by TAG directly and/or indirectly as a result of TAG’s efforts on behalf of the Company, including, but not limited to, debts incurred in connection with activities of Camelot Studio Group.

As additional consideration, TAG shall be entitled to receive Two Million Cashless Options (“Options”) to purchase Shares at a price per share equal to the average bid price for the Shares during the first three years of the Term. For each one dollar ($1) increase in the price of the Company’s stock, TAG shall be entitled to receive an additional Two Million Options throughout the Term. Also, TAG shall be entitled to receive Two Million Cashless Warrants (“Warrants”) to purchase Shares at a price per share equal to the average bid price for the Shares during the first five years of the Term. For each one dollar ($1) increase in the price of the Company’s stock, TAG shall be entitled to receive an additional Two Million Warrants throughout the Term.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 1.01 Entry into a Material Definitive Agreement.

On April 24, 2010, Camelot Entertainment Group, Inc. (the “Company”), entered into an updated Legal Services Consultant Agreement (the “Agreement”) with Christopher P. Flannery. The Agreement amends and restates all previous agreements and understandings between the Company and Mr. Flannery. The general terms and conditions of the Agreement were approved by the Board of Directors on April 24, 2010 and the executed Agreement as attached hereto was ratified by the Board of Directors on April 26, 2010.  The Agreement is through December 31, 2015 (the “Term”). Pursuant to the Agreement, Mr. Flannery will provide legal services to the Company. The Agreement provides a base fee of $120,000 per year. Mr. Flannery will also receive 300,000,000 shares of the Company’s common stock, three per cent of the Company’s Class A Convertible Preferred Stock and 500,000 warrants entitling Mr. Flannery to purchase common stock in accordance with the terms and conditions of the Company’s 2009 Stock Option/Stock Issuance Plan, as amended.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.3	Definitive Agreement between Camelot Entertainment Group, Inc. and The Atwell Group dated April 26, 2010.

10.4	Legal Services Agreement between Camelot Entertainment Group, Inc. and Christopher P. Flannery dated April 24, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMELOT ENTERTAINMENT GROUP, INC.

Dated: April 29, 2010	By:	/s/ Robert P. Atwell
Robert P. Atwell
Chairman

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